Exhibit 99.2

1.	Hicks, Muse, Tate & Furst Equity Fund III, L.P.
2.	HM3 Coinvestors, L.P.
3.	HMTF Equity Fund IV (1999), L.P.
4.	HMTF Private Equity Fund IV (1999), L.P.
5.	HM 4-SBS (1999) Coinvestors, L.P.
6.	HM 4-EQ (1999) Coinvestors, L.P.
7.	Hicks, Muse, PG-IV (1999), C.V.
8.	Hicks Muse Fund III Incorporated
9.	Hicks, Muse (1999) Fund IV, LLC

10. HM Fund IV Cayman, LLC

The business address for each of the above reporting persons is:

c/o HM Capital Partners

200 Crescent Court, Suite 1600

Dallas, TX 75201